Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03

AUTOCALLABLE MARKET-LINKED STEP UP NOTES

Autocallable Market-Linked Step Up Notes Linked to the S&P Oil & Gas Exploration and Production Select Industry Index
Issuer	Credit Suisse AG (“Credit Suisse”)
Principal Amount	$10.00 per unit
Term	Approximately two years, if not called
Market Measure	S&P Oil & Gas Exploration and Production Select Industry Index (Bloomberg symbol: “SPSIOP”)
Automatic Call	The notes will be called automatically on the Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Date	Approximately 13 months from the pricing date
Call Amount	[$11.50 to $11.70] per unit if called on the Observation Date, to be determined on the pricing date.
Payout Profile at Maturity
•  If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment
•  If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure
•  1-to-1 downside exposure to decreases in the Market Measure  beyond a 5% decline, with up to 95% of your principal at risk

Step Up Value	130% of the Starting Value	This graph reflects the hypothetical return on the notes, based on the mid-point of the range(s) set forth in the table to the left. This graph has been prepared for purposes of illustration only.
Step Up Payment	$3.00 per unit, a 30% return over the principal amount
Threshold Value	95% of the Starting Value	You should read the relevant Preliminary Offering Documents before you invest.Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1053092/000095010315000127/dp52396_424b2-sun54.htm
Exchange Listing	No
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If your notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.
•
Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	If called, your return on the notes is limited to the Call Premium.
•
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	The stocks included in the Market Measure are concentrated in a single sector. The stocks of companies in the oil and gas exploration and production sector are subject to swift price fluctuations.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.
This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated January 6, 2015, Product Supplement EQUITY INDICES SUN-2 dated January 31, 2014, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.